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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF DETERMINATION
                                       FOR
                        THE HARVEY ENTERTAINMENT COMPANY


        The undersigned, Anthony J. Scotti, and Michael S. Hope, hereby certify that:

        They are the duly elected and acting President and Secretary, respectively, of The Harvey Entertainment Company, a California corporation (the "Company"); and

        The number of authorized shares of the Company's Series A Convertible Preferred Stock with no par value ("Preferred Stock") is 170,000, none of which has been issued; and

        There are no shares of the Company's Class B Common Stock outstanding.

        The Board of Directors of the Company (the "Board of Directors") by unanimous written consent dated April 6, 1999, duly adopted the following preambles and resolutions:

        WHEREAS, the amended Articles of Incorporation of the Company authorize the Preferred Stock of the Company to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly issued series of Preferred Stock and to fix the number of shares and designation of any such series; and

        WHEREAS, the Company has not heretofore issued any Preferred Stock and it is the desire of the Board of Directors, pursuant to its authority as aforesaid and under Section 401(a) of the California General Corporations Code, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock;

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish a series of Preferred Stock as follows:

        SECTION 1.       DESIGNATION; NUMBER OF SHARES. The shares of such
                    series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), and the number of authorized shares constituting the Series A Preferred Stock shall be 170,000. Each share shall have a stated value of One Hundred Dollars $100.00 (the "Stated Value").

        SECTION 2.       RANK. The Series A Preferred Stock shall rank (i) prior
                    to all of the Company's Common Stock, no par value (the "Common Stock") and any class or series of preferred or other capital stock now outstanding or




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                    hereafter issued, as to distributions of assets upon the
                    liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) prior to all Common Stock and prior to or on parity with any class or series of preferred or other capital stock now outstanding or hereafter issued as to payment of dividends.

        SECTION 3.       DIVIDENDS.

        (a) Holders of the Series A Preferred Stock shall be entitled to receive an annual dividend at the rate, in the form, at the times and in the manner set forth in this Section 3. Such dividends shall accrue on any given share from the day of issuance of such share until the Conversion Date (as defined in Section 5(c)(i) below) applicable to such share.

        (b) Holders of Series A Preferred Stock shall be entitled to receive, and the Company shall pay, in cash or additional shares of Series A Preferred Stock, at its sole option, cumulative dividends as follows: if paid, at the option of the Company, in additional shares of Series A Preferred Stock, at the rate per share (as a percentage of the Stated Value per share) equal to 7% per annum (the number of additional shares of Series A Preferred Stock issuable shall be calculated by dividing the amount of the dividend by $100), or (ii) if paid, at the option of the Company, in cash, dividends shall be calculated at a rate per share (as a percentage of the Stated Value per share) equal to 7% per annum. Any such dividend payment may be made, in the sole discretion of the Board of Directors, partially in cash and partially in shares of Series A Preferred Stock determined in accordance with the preceding terms; provided further, that in the event that any such dividend payment is made partially in cash and partially in shares of Series A Preferred Stock, each holder of Series A Preferred Stock shall receive a ratable amount of cash and Series A Preferred Stock. If any fractional interest in a share of Series A Preferred Stock would be delivered upon any payment of dividends pursuant to this Section 3, the Company, in lieu of delivering the fractional share of Series A Preferred Stock shall pay an amount to the holder thereof equal to such fraction multiplied by the Stated Value. All shares of Series A Preferred Stock issued as a dividend shall be duly authorized, validly issued, fully paid and nonassessable.

        (c) Dividends on the Series A Preferred Stock shall accrue daily commencing on the date of issuance of such shares, and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends, and shall be paid quarterly in four equal quarterly payments on the last day of March, June, September and December of each year (each such date being a "Dividend Payment Date"). The party that holds the Series A Preferred Stock on an applicable Dividend Payment Date or on the Conversion Date with respect to


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               shares of Series A Preferred Stock being converted on such date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series A Preferred Stock, such payment shall be distributed ratably among the holders of Series A Preferred Stock based upon the number of shares held by each holder on such applicable record date. Dividends shall accrue on the basis of a 360-day year consisting of twelve 30-day months (four 90 day quarters) and the actual number of days elapsed in the period for which payable.

        (d) No dividends or other distributions (other than dividends payable in Junior Dividend Stock (as defined below)) shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Company, or any of its subsidiaries, of, any shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends on the Series A Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "Junior Dividend Stock") unless all dividends on the Series A Preferred Stock have been paid in full.

        SECTION 4.       LIQUIDATION PREFERENCE. In the event of a liquidation,
                    dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $100.00 per share, and no more (the "Liquidation Amount"), before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Company. The entire assets of the Company available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock. After payment in full of the liquidation preference of the shares of the Series A Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company. A consolidation, merger or business combination of the Company with another corporation (in the event that the Company is not the surviving entity and the holders of Common Stock prior to the transaction do not hold more than a majority of the outstanding shares of the surviving entity immediately after the transaction) or the sale or conveyance of all or substantially all of the Company's assets, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 4.

        SECTION 5.       CONVERSION.  The record holders of Series A Preferred
                    Stock shall have conversion rights as follows (the "Conversion Rights"):


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        (a)         Right to Convert. Each share of Series A Preferred Stock
               shall be convertible at the option of the holder at any time prior to 11:00 a.m. Pacific Standard Time on the business day next preceding the date fixed for redemption of such share pursuant to Section 6 below, into shares of Common Stock at an initial conversion price of $6.75 per share (the "Initial Conversion Price"), subject to adjustment as set forth in Section 6 below (as adjusted from time to time, the "Conversion Price"), at the office of the Company or any transfer agent for the Series A Preferred Stock, at any time beginning on the date six months following the date of the Closing. As used herein, the term "Closing" shall mean the date of the closing of the sale by the Company of the Series A Preferred Stock. The number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock shall be calculated by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price.

        (b) Automatic Conversion. This Section 5(b) shall apply if and only if the Company is a "listed corporation" as defined in
               Section 301.5 of the California Corporations Code ("CCC"). If the Company is a "listed corporation" as defined in CCC Section 301.5, then, as authorized by CCC Section 403(a)(3), during any period following the third anniversary of the Closing in which the Average Market Price of the Common Stock exceeds 175% of the Conversion Price and the average daily trading volume of the Common Stock for the same period such Average Market Price is determined exceeds 10,000 shares, the Company may, at its option, require the holders of Series A Preferred Stock to convert all such shares on the same terms as set forth in Section 5(a) above. "Average Market Price" of the Common Stock shall mean the average of the daily closing prices of the Common Stock for the twenty trading days preceding the Conversion Date. The closing price for each day shall be the last reported sale price regular way of the Common Stock or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way of the Common Stock, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System.

        (c)         Mechanics of Conversion.

                    (i) At Holder's Option pursuant to Section 5(a) above. In order to convert Series A Preferred Stock into full shares of Common Stock, a Holder shall deliver, no later than 11:00 a.m., Pacific Standard Time on the business day next preceding the conversion date, to the office of the Company's designated transfer agent for the Series A Preferred Stock (the "Transfer Agent") (1) a fully executed notice of conversion ("Notice of Conversion"), and
(2) the original certificate or certificates evidencing the Series A Preferred Stock (a "Certificate"), duly endorsed.


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                    (ii)      Automatic Conversion Pursuant to Section 5(b)
above. Upon the satisfaction of the conditions set forth in Section 5(b) above, the Company may, by notice to the holders of Series A Preferred Stock elect to require such holders to convert all shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the applicable Conversion Price. Such notice shall be delivered by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be converted, addressed to such holders at their last addresses as shown on the Company's stock transfer ledger. Such notice of conversion shall specify the date fixed for conversion; the then effective Conversion Price; that accumulated but unpaid dividends to the date fixed for conversion will be paid, at the Company's election in cash or in a number of shares of Common Stock equal to the dividend amount divided by the Conversion Price on the date fixed for conversion (which shall be within thirty (30) days of the notice); and that on and after the Conversion Date, dividends will cease to accumulate on such shares.

Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Series A Preferred Stock receives such notice; and failure so to give such notice or any defect in such notice, shall not affect the validity of the proceedings for the conversion.

                    (iii) Conversion Date. The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date the Notice of Conversion and the original Certificates representing the Series A Preferred Stock to be converted are surrendered to the Transfer Agent.

                    (iv) Issuance of Common Stock Within Three (3) Business Days. Upon receipt of the original Certificates representing the Series A Preferred Stock to be converted, the Company shall use its reasonable best efforts to cause the Transfer Agent to issue the appropriate number of shares of Common Stock no later than three (3) business days thereafter.

                    (v) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall, on an aggregate basis, be rounded to the nearest number of shares.

                    (vi) Lost or Stolen Certificates. Within three (3) business days after receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate or certificates representing the Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and the Transfer Agent, and upon surrender and cancellation of the Series A Preferred Stock, if mutilated, the Company shall use its reasonable best efforts to cause the execution and delivery of new Series A Preferred Stock of like tenor and date. The Company shall not be required to deliver new Series A Preferred Stock if the request for replacement is made contemporaneously with the conversion or redemption of such Series A Preferred Stock.


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                    (vii)     Record Holders. The person or persons entitled to
receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be issuable upon the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue all shares of Common Stock issuable upon the conversion of all then outstanding Series A Preferred Stock, the Company will as soon as practicable take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

SECTION 6.          ADJUSTMENT TO CONVERSION PRICE AND CONVERSION SHARES.

        (a) Prohibited Actions. So long as any shares of Series A Preferred Stock are outstanding, the Company will not avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock or impair the ability of the holders of Series A Preferred Stock to realize the full intended economic value thereof, but will at all times in good faith assist in the carrying out of all such terms, and of the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against dilution or other impairment.

        (b) Adjustment of Number of Shares. Subject to any applicable exceptions set forth in Section 6(g) below, if and whenever after the date hereof the Company shall in any manner (i) issue or sell any shares of its Common Stock for less than Fair Value (as defined in Section 6 (k) below) as determined at the time of such issuance or sale, or (ii) grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase any options, warrants, convertible securities, securities and other rights to acquire from the Company shares of Common Stock ( the "Common Stock Equivalents"), or issue or sell (whether directly or by assumption in a merger or otherwise) Common Stock Equivalents, and the price per share for which Common Stock is issuable upon exercise, conversion or exchange of such Common Stock Equivalents (determined by dividing (x) the aggregate amount received or receivable by the Company as consideration for the issue, sale or grant of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents) shall be less than


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               the Fair Value (after taking into account any consideration received or receivable by the Company with respect to the exercise, exchange or conversion of any Common Stock Equivalents) on the date of such issue, sale or grant, whether or not the rights to exercise, exchange or convert thereunder are immediately exercisable or (iii) declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock or Common Stock Equivalents, then the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect prior to the adjustment referred to in this Section 6(b) by a fraction, the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock) immediately prior to such issue, sale, grant, dividend or distribution, plus (y) (A) the consideration, if any, received or receivable by the Company upon any such issue or sale, plus, in the case of Common Stock Equivalents, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents divided by (B) the Fair Value as determined at the time of such issue or sale, and the denominator of which is the total number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock) immediately after such issue, sale, grant, dividend or distribution.

        (c) Record Date. The record date for the holders of the Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents, or (b) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents shall be the date determined by the Board of Directors as the record date for such purposes or, if none is established by the Board of Directors, then the record date shall be the effective date for such action; provided however, that if such dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents is not paid on the applicable payment date, then such shares of Common Stock issuable upon conversion of Series A Preferred Stock, and the applicable Conversion Price, shall be adjusted so as to give effect as if each declaration of a dividend or other distribution had never been made

        (d) Certain Dividends. In case the Company shall pay a dividend or make a distribution generally to the holders of the Common Stock of shares of its capital stock (other than shares of Common Stock), evidences of its indebtedness, assets or rights, warrants or options (excluding (i) dividends or distributions payable in cash out of the current year's or retained earnings of the Company, (ii) distributions relating to subdivisions and combinations covered by Section 6(e) below, (iii) distributions relating to reclassifications, changes, consolidations, mergers, sales or conveyances covered by Section 6(f) below and (iv) rights, warrants or options to purchase or subscribe for shares of Common Stock or


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               Common Stock Equivalents or other issuances covered by Section
               6(b)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be (x) the total number of shares of Common Stock then outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock) multiplied by the Fair Value per share of Common Stock on the record date mentioned below, minus (y) the Fair Value as of such record date of said shares of stock, evidences of indebtedness or assets so paid or distributed or of such rights, warrants or options, plus (z) in the case of rights, warrants or options, the minimum aggregate amount of consideration payable to the Company upon the exercise of such rights, options or warrants, and the denominator of which shall be the total number of shares of Common Stock then outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock) multiplied by the Fair Value per share of Common Stock on the record date mentioned below. Such adjustments shall be made whenever any such dividend is paid or such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution.

        In the event of a distribution by the Company of stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the Conversion Price, the holders of Series A Preferred Stock, upon the conversion thereof at any time after such distribution, shall be entitled to receive from the Company, such subsidiary or both, as the Company shall determine, the stock or other securities to which such holders would have been entitled if such holders had converted the Series A Preferred Stock immediately prior thereto, all subject to further adjustment as provided in this
Section 6; provided, however, that no adjustment in respect of dividends or interest on such stock or other securities shall be made upon the conversion of the Series A Preferred Stock.

        (e) Subdivision or Combination of Shares. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionally reduced. In case the outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

        (f) Reorganization, Merger, etc. In case of any capital reorganization, reclassification or similar transaction involving the capital stock of the Company (other than as provided in Section 6(e) above), any consolidation, merger or business combination of the Company with another corporation, or the sale or conveyance of all or substantially all of its assets (a "Reorganization Event"),


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               shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets (including cash) with respect to or in exchange for shares of the Common Stock, then, prior to and as a condition of such reorganization, reclassification, consolidation, merger, business combination, sale or conveyance, lawful and adequate provision shall be made whereby the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion of the Series A Preferred Stock, such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon conversion of the Series A Preferred Stock had such reorganization, reclassification, consolidation, merger, business combination, sale or conveyance not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any stock, securities or assets thereafter deliverable upon the conversion of the Series A Preferred Stock. The Company shall not effect any such consolidation, merger, business combination, sale or conveyance unless prior to or simultaneously with the consummation thereof the survivor or successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and sent to each holder of Series A Preferred Stock, the obligation to deliver to such holder of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Series A Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision herein to be performed and observed by the Company and of all liabilities and obligations of the Company hereunder.

        (g) Exceptions to Adjustment. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price or Conversion Quantity (i) upon the issuance of additional shares of Series A Preferred Stock pursuant to Section 3(b) above or (ii) upon the issuance of Common Stock issuable upon conversion of Series A Preferred Stock, (iii) upon the exercise or conversion of any warrants, options, subscriptions, convertible notes, convertible debentures, convertible preferred stock or other convertible securities issued and outstanding on the date that the Series A Preferred Stock is originally issued in accordance with the terms of such securities as of such date; (iv) upon the grant or exercise of any stock or options which may hereinafter be granted or exercised under any employee benefit plan of the


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               Company existing as of the date that the Series A Preferred Stock is originally issued or to be implemented in the future, or upon grant or exercise of any stock or options to or by any officer, director, employee, agent, consultant or other entity providing services to the Company, whether or not under a plan, if such grant or plan was approved by the Board of Directors of the Company; (v) upon the issuance of securities in connection with any merger, acquisition or consolidation, or purchase of assets or business from another person, so long as the Company is the surviving corporation; (vi) upon the issuance of securities issued as the result of anti-dilution rights granted to a third party; or (vii) upon the issuance of securities in a private placement made within six months of the original issuance date of the Series A Preferred Stock at a discount below the Average Market Price thereof which does not exceed 20%.

        (h) Treasury Shares. The number of shares of the Common Stock outstanding at any time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries, and the disposition (but not the cancellation) of any such shares shall be considered an issue or sale of the Common Stock for the purposes of Section 6.

        (i)         Adjustment Notices to Holders of Series A Preferred Stock.
               Upon any increase or decrease in the number of shares of Common Stock issuable upon the conversion of Series A Preferred Stock, or upon any adjustment in the Conversion Price, then, and in each such case, the Company shall promptly deliver written notice thereof to each holder of Series A Preferred Stock, which notice shall state the increased or decreased number of shares of Common Stock issuable upon conversion of Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based. Such notice shall also contain a certificate of the Company's independent public accountants as to the correctness of such adjustments and calculations and to the effect that such adjustments and calculations have been made in accordance with the terms hereof.

        (j)         Minimum Adjustment. No adjustment shall be made under this
               Section 6 unless such adjustment would change the Conversion Price at the time by $.125 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Conversion Price at the time by $.125 or more.

        (k) Fair Value Defined. "Fair Value" of the Common Stock as of a particular date shall mean the average of the daily closing prices for the preceding twenty trading days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the


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               common Stock is listed or admitted to treading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System. If such quotations are unavailable, or with respect to other appropriate security, property, assets, business or entity, "Fair Value" shall mean the fair value of such item as determined by mutual agreement reached by the Company and the holders of a majority of the shares of Series A Preferred Stock (the "Majority of the Holders") or, in the event the parties are unable to agree, an opinion of an independent investment banking firm or firms in accordance with the following procedure. In the case of any event which gives rise to a requirement to determine "Fair Value" hereunder, the Company shall be responsible for initiating the process by which Fair Value shall be determined as promptly as practicable, but in any event within sixty (60) days following such event and if the procedures contemplated herein in connection with determining Fair Value have not been complied with fully, then any such determination of Fair Value for any purpose hereunder shall be deemed to be preliminary and subject to adjustment pending full compliance with such procedures. Upon the occurrence of an event requiring the determination of Fair Value, the Company shall give the holders of Series A Preferred Stock notice of such event, and the Company and the holders of Series A Preferred Stock shall engage in direct good faith discussions to arrive at a mutually agreeable determination of Fair Value. In the event the Company and the Majority of the Holders are unable to arrive at a mutually agreeable determination within thirty (30) days of the notice, Deloitte & Touche LLP shall make such determination and render such opinion. The determination so made shall be conclusive and binding on the Company and the holders of Series A Preferred Stock. The fees and expenses of the investment banking firm retained for such purpose shall be shared equally by the Company and the holders of Series A Preferred Stock.

        (l) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, a holder of Series A Preferred Stock shall, upon conversion of such stock, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 6.

        SECTION 7.       REDEMPTION BY COMPANY.

        (a) Company's Right to Redeem. At any time beginning 5 years after issuance, the Company shall have the right, in its sole discretion, to redeem all or any part of the outstanding Series A Preferred Stock.

               (i)            Redemption Price.  The "Redemption Price" shall be
                         equal to the Liquidation Amount.

               (ii)           Mechanics of Redemption. The Company shall effect
                         any such redemption by giving at least 30 days prior written notice ("Notice of Redemption") to (A) the holders of Series A Preferred Stock selected for redemption, at the address and facsimile number of such holder appearing in the Company's register for the Series A Preferred Stock and (B) the Transfer Agent, which Notice of Redemption shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight courier, with a copy by facsimile) of such Notice of Redemption. Such Notice of Redemption shall indicate the date which such redemption is to become effective (the "Redemption Date") and the Redemption Price.

               (iii)          Company Must Have Immediately Available Funds or
                         Credit Facilities. The Company shall not be entitled to send any Notice of Redemption and begin the redemption procedure under this Section 7(a) unless it believes in good faith that as of the Date of Redemption it will have:

                         (1) the full amount of the aggregate Redemption Price in cash, available in a demand or other immediately available account in a bank or similar institution; or

                         (2) immediately available credit facilities, in the full amount of the aggregate Redemption Price with a bank or similar financial institution, or

                         (3)  a combination of the items set forth in (1) and
        (2) above, aggregating the full amount of the aggregate Redemption
        Price.

        (b) Payment of Redemption Price. Each holder of Series A Preferred Stock submitting stock being redeemed under this
               Section 6 shall send their certificates representing the stock so redeemed to the Company or its Transfer Agent, and the Company shall pay the redemption price to that holder within ten (10) business days of the date of such receipt of the certificates. The Company shall not be obligated to deliver the Redemption Price unless the certificates representing the Series A Preferred Stock so redeemed are delivered to the Company or its Transfer Agent, or in the event one or more certificates have been lost, stolen, mutilated or destroyed, the holder has complied with
               Section 5(c)(vi).

        SECTION 8.       STATUS OF CONVERTED OR REDEEMED STOCK AND STOCK UPON A
                    REORGANIZATION EVENT. On the first to occur with respect to any Series A Preferred Stock of a Conversion Date or a Redemption Date, such Series

                    A Preferred Stock shall no longer be deemed to be outstanding and all rights with respect thereto, except only the right of the holders of Series A Preferred Stock to receive shares of Common Stock upon such conversion, payment of the applicable Redemption Price upon such redemption or the receipt of the consideration payable to holders of Common Stock in the Reorganization Event as if such shares of Series A Preferred Stock were converted immediately prior to the record date or other date of determination of the holders of Common Stock entitled to receive consideration in such Reorganization Event, shall terminate, and such shares of Series A Preferred Stock shall be canceled. The Series A Preferred Stock so canceled shall return to the status of authorized but unissued Preferred Stock of no designated series.

        SECTION 9.       PROTECTIVE PROVISIONS.

        (a) So long as shares of Series A Preferred Stock are outstanding, the Company may not waive or amend any term of this Certificate of Determination without first obtaining the approval (by vote or written consent) of the holders of a majority of the Series A Preferred Stock then outstanding.

        (b) So long shares of Series A Preferred Stock are outstanding, the Company shall not, without the consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding:

               (i)            issue any class or series of preferred or other
                         capital stock senior to the Series A Preferred Stock as to payment of dividends or senior to or on a parity with the Series A Preferred Stock as to payments on liquidation, dissolution or winding up of the Company;

               (ii)           amend its Articles of Incorporation or bylaws in
                         any manner which would impair or reduce the rights of the Series A Preferred Stock; or

               (iii)          permit a liquidation, dissolution or winding up of
                         the Company to occur.

        SECTION 10.           VOTING RIGHTS. For so long as at least 42,500
                         shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock shall as a class be entitled to elect two directors to the Company's Board of Directors and shall otherwise be entitled to vote on all matters (including the election of remaining directors) together with the holders of Common Stock, voting together as one class. Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible under Section
                         5. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote.

        SECTION 11.           PREFERENCE RIGHTS. Nothing contained herein shall
                         be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend, liquidation and other preferences of the Series A Preferred Stock.

        There are no shares of the Company's Class B Common Stock currently outstanding.

        RESOLVED FURTHER, that the President and Secretary of the Company be, and hereby are, authorized and directed to prepare, execute, verify and file in the Office of the California Secretary of State, a Certificate of Determination in accordance with this resolution and as required by law.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Signed on April 14, 1999

                                           /s/ Anthony J. Scotti
                                           ------------------------------------
                                           Anthony J. Scotti, President


                                           /s/ Michael S. Hope
                                           ------------------------------------
                                           Michael S. Hope, Secretary

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert __________ shares of Series A Preferred Stock, represented by stock certificate No(s). _______________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of The Harvey Entertainment Company (the "Company") according to the conditions of the Certificate of Determination of Series A Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the shares of Series A Preferred Stock represented by the Series A Preferred Stock Certificates shall be made pursuant to and subject to an effective registration statement covering the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

Conversion Calculations:
                                           -------------------------------------
                                                   Date of Conversion

                                           -------------------------------------
                                                   Applicable Conversion Price

                                           -------------------------------------
                                                   Signature

                                           -------------------------------------
                                                   Name


                                                   Address:
                                           -------------------------------------

                                           -------------------------------------

No shares of Common Stock will be issued until the original Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Company or the Company's transfer agent (the "Transfer Agent") as required by the Certificate of Determination of the Series A Preferred Stock. The original certificate(s) representing the Series A Preferred Stock to be converted and the Notice of Conversion must be received by the Company or Transfer Agent by the fifth business day following the Date of Conversion, or such Notice of Conversion may, at Company's option, be declared null and void and of no further effect. If not declared null and void, the Series A Preferred Stock to be converted shall be deemed to cease to be outstanding as of the Date of Conversion (irrespective as to when the underlying Common Stock is delivered).




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